Exhibit 99.1

News Release	Williams (NYSE: WMB) One Williams Center Tulsa, OK 74172 800-Williams www.williams.com

DATE: Wednesday, November 1, 2023

MEDIA CONTACT:	INVESTOR CONTACTS:
media@williams.com (800) 945-8723	Danilo Juvane (918) 573-5075	Caroline Sardella (918) 230-9992

Williams Reports Strong Third-Quarter Results
TULSA, Okla. – Williams (NYSE: WMB) today announced its unaudited financial results for the three and nine months ended September 30, 2023.

Continued strength in base business delivers another quarter of solid financial results
•GAAP net income of $654 million, or $0.54 per diluted share (EPS) – up 10% vs. 3Q 2022
•Adjusted net income of $547 million, or $0.45 per diluted share (Adjusted EPS)
•Adjusted EBITDA of $1.652 billion – up $15 million from 3Q 2022
•Cash flow from operations (CFFO) of $1.234 billion
•Available funds from operations (AFFO) of $1.230 billion
•Dividend coverage ratio of 2.26x (AFFO basis)
•Increased midpoint for full-year 2023 guidance to $6.7 billion Adjusted EBITDA
•Continued improvement of balance sheet with leverage ratio of 3.45x

Steadfast project execution to drive additional business growth in 2023 and beyond; sale of non-core assets and strategic acquisitions fine-tune portfolio
•Placed in-service phase one of Transco's Regional Energy Access expansion Oct. 21 ahead of schedule
•Signed precedent agreements on Transco's Southeast Supply Enhancement
•Signed anchor shipper precedent agreement on MountainWest Uinta Basin expansion project
•Completed NorTex Wolf Hollow, South Mansfield and phase one of Northeast Cardinal Utica expansions
•Sold non-core Bayou Ethane system for an attractive multiple greater than 14x
•Delaware Supreme Court affirms previous rulings in long-standing suit; Energy Transfer ordered to pay $602 million plus additional interest accrued during the appeal to Williams for failed merger
•Optimizing position in DJ Basin through Rocky Mountain Midstream and Cureton Front Range LLC acquisitions
•Assuming operatorship of non-consolidated Blue Racer joint venture
•Supporting two clean hydrogen hubs announced by U.S. Department of Energy

CEO Perspective
Alan Armstrong, president and chief executive officer, made the following comments:

“Williams delivered another quarter of impressive accomplishments with Adjusted EBITDA up 9 percent year-to-date 2023, despite dramatically lower natural gas prices. We expect the strong performance to continue, providing confidence to raise our guidance midpoint by $100 million to $6.7 billion Adjusted EBITDA for 2023.

"Our teams have done an excellent job executing our large-scale expansion projects in a complex and challenging permitting environment. We placed the first phase of our latest Transco expansion project, Regional Energy Access, into service ahead of schedule, progressed on an additional 2 Bcf/d of Transco expansions for completion by year-end 2025, and executed precedent agreements on the 1.4 Bcf/d Southeast Supply

Enhancement project. Our teams also successfully integrated MountainWest into our operations and are executing on more profitable growth with this asset than we had planned. Additionally, we have once again optimized our portfolio, using proceeds from the sale of non-core assets, along with expected proceeds from a recent legal judgement, to strengthen our position and capture tangible synergies in the DJ Basin."

Armstrong added, “Williams has proven its ability to predictably grow through a variety of commodity cycles, and our natural gas strategy is more relevant than ever as demand for natural gas continues to increase, especially to serve electric power generation and LNG exports. Williams is well positioned to capture significant future growth and return value to our shareholders, while we reliably deliver the benefits of natural gas to the United States and abroad."

Williams Summary Financial Information	3Q				Year to Date
Amounts in millions, except ratios and per-share amounts. Per share amounts are reported on a diluted basis. Net income amounts are from continuing operations attributable to The Williams Companies, Inc. available to common stockholders.	2023		2022		2023		2022

GAAP Measures
Net Income	$654		$599		$2,127		$1,378
Net Income Per Share	$0.54		$0.49		$1.74		$1.13
Cash Flow From Operations	$1,234		$1,490		$4,125		$3,670

Non-GAAP Measures (1)
Adjusted EBITDA	$1,652		$1,637		$5,058		$4,644
Adjusted Net Income	$547		$592		$1,746		$1,575
Adjusted Earnings Per Share	$0.45		$0.48		$1.43		$1.29
Available Funds from Operations	$1,230		$1,241		$3,890		$3,561
Dividend Coverage Ratio	2.26	x	2.40	x	2.38	x	2.29	x

Other
Debt-to-Adjusted EBITDA at Quarter End (2)	3.45	x	3.68	x
Capital Investments (3) (4)	$805		$526		$2,045		$1,271

(1) Schedules reconciling Adjusted Net Income, Adjusted EBITDA, Available Funds from Operations and Dividend Coverage Ratio (non-GAAP measures) to the most comparable GAAP measure are available at www.williams.com and as an attachment to this news release.

(2) Does not represent leverage ratios measured for WMB credit agreement compliance or leverage ratios as calculated by the major credit ratings agencies. Debt is net of cash on hand, and Adjusted EBITDA reflects the sum of the last four quarters.

(3) Capital Investments includes increases to property, plant, and equipment (growth & maintenance capital),purchases of and contributions to equity-method investments and purchases of other long-term investments.

(4) Third-quarter and year-to-date 2023 capital excludes ($29 million) and $1.024 billion, respectively for the acquisition of MountainWest Pipeline Holding company, which closed February 14, 2023. Third-quarter and year-to-date 2022 capital excludes $424 million for the purchase of NorTex Midstream, which closed August 31, 2022. Year-to-date 2022 capital also excludes $933 million for purchase of the Trace Midstream Haynesville gathering assets, which closed April 29, 2022.

GAAP Measures
Third-quarter 2023 net income increased by $55 million compared to the prior year reflecting a $130 million gain on the sale of the Bayou Ethane system and the benefit of higher service revenues driven by contributions from recent acquisitions and increased volumes and rates in the Northeast G&P segment. These improvements were partially offset by our $31 million share of a loss contingency accrual on our Aux Sable equity-method investment and lower results from our upstream business reflecting lower prices partially offset by higher production volumes, and higher operating expenses. The tax provision increased $80 million primarily due to a lower benefit associated with decreases in our estimate of the state deferred income tax rate in both periods and higher pretax income, partially offset by the absence of an unfavorable revision to a state net operating loss carryforward in 2022.
For year-to-date 2023, net income increased $749 million compared to the prior year reflecting a favorable change of $762 million in net unrealized gains/losses on commodity derivatives. Other drivers of the year-to-date increase are similar to those described for the quarterly comparison, except that improved marketing margins more than offset lower natural gas liquids (NGL) processing margins for the year-to-date period. The tax provision increased primarily due to higher pretax income and the absence of $134 million benefit associated with the release of valuation allowances on deferred income tax assets and federal income tax settlements recorded in the prior year, and a lower benefit associated with decreases in our estimate of the state deferred income tax rate in both periods. The year-to-date 2023 period also reported a loss from discontinued operations associated with an adverse legal ruling involving former refinery operations.

Cash flow from operations for the third-quarter decreased compared to the prior year primarily due to unfavorable net changes in working capital and lower distributions from certain equity method investments, partially offset by higher operating results exclusive of noncash items. Year-to-date cash flow from operations increased compared to the prior year primarily due to higher operating results exclusive of non-cash items and favorable changes in derivative margin requirements, partially offset by lower distributions from certain equity method investments.

Non-GAAP Measures
Third-quarter 2023 Adjusted EBITDA increased by $15 million over the prior year, driven by the previously described higher service revenues, partially offset by reduced upstream results, lower marketing margins, higher operating costs and lower JV proportional EBITDA. Year-to-date 2023 Adjusted EBITDA increased by $414 million over the prior year, driven by similar factors, except that marketing margins were overall improved.

Third-quarter 2023 Adjusted Net Income decreased by $45 million compared to the prior year, driven by the previously described impacts to net income, adjusted primarily to remove the effects of net unrealized gains/losses on commodity derivatives, the gain on the sale of certain Gulf coast liquids pipelines, amortization of certain assets from the Sequent acquisition, our share of Aux Sable’s loss contingency accrual, NGL linefill volatility, and favorable income tax benefits. Year-to-date Adjusted Net Income increased by $171 million over the prior year driven by the previously described impacts to year-to-date income, adjusted primarily for similar items.

Third-quarter 2023 Available Funds From Operations (AFFO) decreased slightly by $11 million compared to the prior year primarily due to lower distributions from certain equity method investments partially offset by higher operating results exclusive of noncash items. Year-to-date 2023 AFFO increased by $329 million primarily reflecting higher results from continuing operations exclusive of non-cash items partially offset by lower distributions from certain equity method investments.

	Third Quarter						Year to Date
Amounts in millions	Modified EBITDA			Adjusted EBITDA			Modified EBITDA			Adjusted EBITDA
	3Q 2023	3Q 2022	Change	3Q 2023	3Q 2022	Change	2023	2022	Change	2023	2022	Change
Transmission & Gulf of Mexico	$881	$638	$243	$754	$671	$83	$2,327	$1,987	$340	$2,230	$2,020	$210
Northeast G&P	454	464	(10)	485	464	21	1,439	1,332	107	1,470	1,332	138
West	315	337	(22)	315	337	(22)	931	885	46	913	893	20
Gas & NGL Marketing Services	43	20	23	16	38	(22)	678	(249)	927	231	109	122
Other	81	140	(59)	82	127	(45)	196	284	(88)	214	290	(76)
Total	$1,774	$1,599	$175	$1,652	$1,637	$15	$5,571	$4,239	$1,332	$5,058	$4,644	$414

Note: Williams uses Modified EBITDA for its segment reporting. Definitions of Modified EBITDA and Adjusted EBITDA and schedules reconciling to net income are included in this news release.

Transmission & Gulf of Mexico
Third-quarter and year-to-date 2023 Modified and Adjusted EBITDA improved compared to the prior year driven by the MountainWest and NorTex Midstream acquisitions, higher service revenues, lower employee-related costs and increased benefit of allowance for equity funds used during construction. Modified EBITDA for 2023 was further impacted by the gain on the sale the Bayou Ethane system and one-time MountainWest acquisition and transition costs, while 2022 included a loss related to Eminence storage cavern abandonments and a regulatory charge associated with Transco’s deferred state income tax rate, all of which are excluded from Adjusted EBITDA.

Northeast G&P
Third-quarter and year-to-date 2023 Modified and Adjusted EBITDA reflect increased gathering rates and volumes, partially offset by lower rates at Laurel Mountain Midstream and Bradford joint ventures compared to the prior year. Modified EBITDA for 2023 also reflects our share of a loss contingency accrual at Aux Sable which is excluded from Adjusted EBITDA.

West
Third-quarter 2023 Modified and Adjusted EBITDA decreased compared to the prior year primarily reflecting lower NYMEX-based rates in the Barnett partially offset by favorable changes in realized gains on natural gas hedges. Year-to-date Modified and Adjusted EBITDA improved compared to the prior year driven by higher service revenues reflecting realized gains on natural gas hedges and higher Haynesville volumes, partially offset by lower NYMEX-based rates in the Barnett, as well increased JV EBITDA. The year-to-date period improvement also included contributions from Trace Midstream acquired in April 2022 and lower processing margins reflecting a short-term gas price spike at Opal early in the year and severe weather impacts.

Gas & NGL Marketing Services
Third-quarter 2023 Modified EBITDA improved from the prior year primarily reflecting a net favorable change in unrealized gains/losses on commodity derivatives. Year-to-date 2023 Modified EBITDA improved from the prior year primarily reflecting higher commodity marketing margins and a $791 million net favorable change in unrealized gains/losses on commodity derivatives. The unrealized gains/losses on commodity derivatives are excluded from Adjusted EBITDA.

Other
Third-quarter and year-to-date 2023 Modified and Adjusted EBITDA decreased compared to the prior year primarily reflecting lower results from our upstream business driven by lower prices, partially offset by higher production volumes. Modified EBITDA also includes net unfavorable changes in unrealized gains/losses on commodity derivatives for both the quarter and year-to-date comparative periods, which is excluded from Adjusted EBITDA.

Optimizing portfolio through non-core asset sale and re-investing in assets strategic to footprint
In the third quarter, Williams sold its Bayou Ethane system for $348 million in cash, representing a last-twelve-month multiple over 14x Adjusted EBITDA. The transaction includes long-term ethane take away agreements, locking in flow assurance for Discovery and Mobile Bay producers. The proceeds from the sale will contribute to funding Williams’ extensive portfolio of attractive growth capital investments, including transactions in Colorado’s Denver-Julesburg (“DJ”) Basin:

•Williams has agreed to acquire Cureton Front Range LLC, whose assets include gas gathering pipelines and two processing plants to serve producers across 225,000 dedicated acres.

•Williams has also agreed to purchase KKR’s 50 percent ownership interest in Rocky Mountain Midstream, resulting in 100 percent ownership of Rocky Mountain Midstream for Williams.

The acquisitions have a combined value of $1.27 billion, representing a blended multiple of approximately 7x expected 2024 Adjusted EBITDA. The combination of these two assets will further drive down purchase multiple via increased volumes on existing processing facilities, as well as downstream NGL transportation, fractionation and storage assets. The transactions are expected to close by the end of 2023, making Williams the third largest gatherer in the DJ Basin and progressing toward the company's strategy of maintaining top positions in its areas of operation.

Business Segment Results & Form 10-Q
Williams' operations are comprised of the following reportable segments: Transmission & Gulf of Mexico, Northeast G&P, West and Gas & NGL Marketing Services, as well as Other. For more information, see the company's third-quarter 2023 Form 10-Q.

2023 Financial Guidance
The company increased its midpoint of guidance and now expects 2023 Adjusted EBITDA between $6.6 billion and $6.8 billion. Growth capex guidance remains the same; between $1.6 billion to $1.9 billion. Importantly, Williams anticipates a leverage ratio midpoint of 3.65x, which will allow it to retain financial flexibility. The dividend was increased by 5.3% on an annualized basis to $1.79 in 2023 from $1.70 in 2022.

Williams' Third-Quarter 2023 Materials to be Posted Shortly; Q&A Webcast Scheduled for Tomorrow
Williams' third-quarter 2023 earnings presentation will be posted at www.williams.com. The company’s third-quarter 2023 earnings conference call and webcast with analysts and investors is scheduled for Thursday, November 2, at 9:30 a.m. Eastern Time (8:30 a.m. Central Time). Participants who wish to join the call by phone must register using the following link: https://conferencingportals.com/event/MTgNWtxQ

A webcast link to the conference call will be provided on Williams’ Investor Relations website. A replay of the webcast will be available on the website for at least 90 days following the event.

About Williams
As the world demands reliable, low-cost, low-carbon energy, Williams (NYSE: WMB) will be there with the best transport, storage and delivery solutions to reliably fuel the clean energy economy. Headquartered in Tulsa, Oklahoma, Williams is an industry-leading, investment grade C-Corp with operations across the natural gas value chain including gathering, processing, interstate transportation, storage, wholesale marketing and trading of natural gas and natural gas liquids. With major positions in top U.S. supply basins, Williams connects the best supplies with the growing demand for clean energy. Williams owns and operates more than 33,000 miles of pipelines system wide – including Transco, the nation’s largest volume natural gas pipeline – and handles approximately one third of the natural gas in the United States that is used every day for clean-power generation, heating and industrial use. Learn how the company is leveraging its nationwide footprint to incorporate clean hydrogen, NextGen Gas and other innovations at www.williams.com.

The Williams Companies, Inc.
Consolidated Statement of Income
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
	(Millions, except per-share amounts)
Revenues:
Service revenues	$1,770	$1,685	$5,212	$4,828
Service revenues – commodity consideration	45	60	108	223
Product sales	720	1,260	2,158	3,475
Net gain (loss) on commodity derivatives	24	16	645	(491)
Total revenues	2,559	3,021	8,123	8,035
Costs and expenses:
Product costs	484	990	1,458	2,650
Net processing commodity expenses	31	29	129	99
Operating and maintenance expenses	522	486	1,466	1,345
Depreciation and amortization expenses	521	500	1,542	1,504
Selling, general, and administrative expenses	146	163	483	477
Gain on sale of business	(130)	—	(130)	—
Other (income) expense – net	(9)	33	(49)	14
Total costs and expenses	1,565	2,201	4,899	6,089
Operating income (loss)	994	820	3,224	1,946
Equity earnings (losses)	127	193	434	492
Other investing income (loss) – net	24	1	45	4
Interest incurred	(330)	(296)	(953)	(871)
Interest capitalized	16	5	39	13
Other income (expense) – net	30	(6)	69	5
Income (loss) before income taxes	861	717	2,858	1,589
Less: Provision (benefit) for income taxes	176	96	635	169
Income (loss) from continuing operations	685	621	2,223	1,420
Income (loss) from discontinued operations	(1)	—	(88)	—
Net income (loss)	684	621	2,135	1,420
Less: Net income (loss) attributable to noncontrolling interests	30	21	94	40
Net income (loss) attributable to The Williams Companies, Inc.	654	600	2,041	1,380
Less: Preferred stock dividends	1	1	2	2
Net income (loss) available to common stockholders	$653	$599	$2,039	$1,378
Amounts attributable to The Williams Companies, Inc. available to common stockholders:
Income (loss) from continuing operations	$654	$599	$2,127	$1,378
Income (loss) from discontinued operations	(1)	—	(88)	—
Net income (loss) available to common stockholders	$653	$599	$2,039	$1,378
Basic earnings (loss) per common share:
Income (loss) from continuing operations	$.54	$.49	$1.74	$1.13
Income (loss) from discontinued operations	—	—	(.07)	—
Net income (loss) available to common stockholders	$.54	$.49	$1.67	$1.13
Weighted-average shares (thousands)	1,216,951	1,218,964	1,218,021	1,218,202
Diluted earnings (loss) per common share:
Income (loss) from continuing operations	$.54	$.49	$1.74	$1.13
Income (loss) from discontinued operations	—	—	(.07)	—
Net income (loss) available to common stockholders	$.54	$.49	$1.67	$1.13
Weighted-average shares (thousands)	1,220,073	1,222,472	1,222,650	1,222,153

The Williams Companies, Inc.
Consolidated Balance Sheet
(Unaudited)

	September 30, 2023	December 31, 2022
	(Millions, except per-share amounts)
ASSETS
Current assets:
Cash and cash equivalents	$2,074	$152
Trade accounts and other receivables (net of allowance of $3 at September 30, 2023 and $6 at December 31, 2022)	1,419	2,723
Inventories	266	320
Derivative assets	243	323
Other current assets and deferred charges	254	279
Total current assets	4,256	3,797
Investments	4,998	5,065
Property, plant, and equipment	50,805	47,057
Accumulated depreciation and amortization	(18,177)	(16,168)
Property, plant, and equipment – net	32,628	30,889
Intangible assets – net of accumulated amortization	7,459	7,363
Regulatory assets, deferred charges, and other	1,447	1,319
Total assets	$50,788	$48,433
LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$1,358	$2,327
Derivative liabilities	123	316
Accrued and other current liabilities	1,166	1,270
Commercial paper	—	350
Long-term debt due within one year	2,879	627
Total current liabilities	5,526	4,890
Long-term debt	22,772	21,927
Deferred income tax liabilities	3,496	2,887
Regulatory liabilities, deferred income, and other	4,651	4,684
Contingent liabilities and commitments
Equity:
Stockholders’ equity:
Preferred stock ($1 par value; 30 million shares authorized at September 30, 2023 and December 31, 2022; 35,000 shares issued at September 30, 2023 and December 31, 2022)	35	35
Common stock ($1 par value; 1,470 million shares authorized at September 30, 2023 and December 31, 2022; 1,256 million shares issued at September 30, 2023 and 1,253 million shares issued at December 31, 2022)	1,256	1,253
Capital in excess of par value	24,562	24,542
Retained deficit	(12,876)	(13,271)
Accumulated other comprehensive income (loss)	48	(24)
Treasury stock, at cost (39 million shares at September 30, 2023 and 35 million shares at December 31, 2022 of common stock)	(1,180)	(1,050)
Total stockholders’ equity	11,845	11,485
Noncontrolling interests in consolidated subsidiaries	2,498	2,560
Total equity	14,343	14,045
Total liabilities and equity	$50,788	$48,433

The Williams Companies, Inc.
Consolidated Statement of Cash Flows
(Unaudited)

	Nine Months Ended September 30,
	2023	2022
	(Millions)
OPERATING ACTIVITIES:
Net income (loss)	$2,135	$1,420
Adjustments to reconcile to net cash provided (used) by operating activities:
Depreciation and amortization	1,542	1,504
Provision (benefit) for deferred income taxes	586	182
Equity (earnings) losses	(434)	(492)
Distributions from equity-method investees	607	688
Net unrealized (gain) loss from derivative instruments	(433)	329
Gain on sale of business	(130)	—
Inventory write-downs	28	76
Amortization of stock-based awards	59	58
Cash provided (used) by changes in current assets and liabilities:
Accounts receivable	1,295	(672)
Inventories	29	(152)
Other current assets and deferred charges	(5)	(62)
Accounts payable	(1,072)	743
Accrued and other current liabilities	(114)	167
Changes in current and noncurrent derivative assets and liabilities	172	86
Other, including changes in noncurrent assets and liabilities	(140)	(205)
Net cash provided (used) by operating activities	4,125	3,670
FINANCING ACTIVITIES:
Proceeds from (payments of) commercial paper – net	(352)	—
Proceeds from long-term debt	2,754	1,752
Payments of long-term debt	(21)	(2,019)
Proceeds from issuance of common stock	8	53
Purchases of treasury stock	(130)	(9)
Common dividends paid	(1,635)	(1,553)
Dividends and distributions paid to noncontrolling interests	(174)	(141)
Contributions from noncontrolling interests	18	15
Payments for debt issuance costs	(21)	(14)
Other – net	(19)	(40)
Net cash provided (used) by financing activities	428	(1,956)
INVESTING ACTIVITIES:
Property, plant, and equipment:
Capital expenditures (1)	(1,845)	(1,447)
Dispositions – net	(33)	(19)
Contributions in aid of construction	20	8
Proceeds from sale of business	348	—
Purchases of businesses, net of cash acquired	(1,024)	(933)
Purchases of and contributions to equity-method investments	(80)	(140)
Other – net	(17)	(4)
Net cash provided (used) by investing activities	(2,631)	(2,535)
Increase (decrease) in cash and cash equivalents	1,922	(821)
Cash and cash equivalents at beginning of year	152	1,680
Cash and cash equivalents at end of period	$2,074	$859
_____________
(1) Increases to property, plant, and equipment	$(1,960)	$(1,549)
Changes in related accounts payable and accrued liabilities	115	102
Capital expenditures	$(1,845)	$(1,447)

Transmission & Gulf of Mexico
(UNAUDITED)
	2022					2023
(Dollars in millions)	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	Year	1st Qtr	2nd Qtr	3rd Qtr	Year
Regulated interstate natural gas transportation, storage, and other revenues (1)	$730	$717	$734	$758	$2,939	$774	$786	$794	$2,354
Gathering, processing, storage and transportation revenues	82	84	99	100	365	100	104	114	318
Other fee revenues (1)	5	5	4	7	21	6	8	5	19
Commodity margins	15	11	10	7	43	10	8	7	25
Net unrealized gain (loss) from derivative instruments	—	—	1	(1)	—	—	—	—	—
Operating and administrative costs (1)	(202)	(227)	(238)	(239)	(906)	(254)	(254)	(257)	(765)
Other segment income (expenses) - net (1)	19	17	(22)	5	19	26	31	36	93
Gain on sale of business	—	—	—	—	—	—	—	130	130
Proportional Modified EBITDA of equity-method investments	48	45	50	50	193	53	48	52	153
Modified EBITDA	697	652	638	687	2,674	715	731	881	2,327
Adjustments	—	—	33	13	46	13	17	(127)	(97)
Adjusted EBITDA	$697	$652	$671	$700	$2,720	$728	$748	$754	$2,230

Statistics for Operated Assets
Natural Gas Transmission (2)
Transcontinental Gas Pipe Line
Avg. daily transportation volumes (MMdth)	15.0	13.5	14.7	14.2	14.4	14.3	13.2	14.0	13.8
Avg. daily firm reserved capacity (MMdth)	19.3	19.1	19.2	19.3	19.2	19.5	19.4	19.4	19.4
Northwest Pipeline LLC
Avg. daily transportation volumes (MMdth)	2.8	2.1	2.0	2.9	2.5	3.1	2.3	2.3	2.6
Avg. daily firm reserved capacity (MMdth)	3.8	3.8	3.8	3.8	3.8	3.8	3.8	3.8	3.8
MountainWest (3)
Avg. daily transportation volumes (MMdth)	—	—	—	—	—	4.2	3.2	3.8	3.7
Avg. daily firm reserved capacity (MMdth)	—	—	—	—	—	7.8	7.5	7.5	7.6
Gulfstream - Non-consolidated
Avg. daily transportation volumes (MMdth)	0.9	1.3	1.4	1.1	1.3	1.0	1.2	1.4	1.2
Avg. daily firm reserved capacity (MMdth)	1.3	1.3	1.4	1.4	1.4	1.4	1.4	1.4	1.4
Gathering, Processing, and Crude Oil Transportation
Consolidated (4)
Gathering volumes (Bcf/d)	0.30	0.28	0.29	0.28	0.29	0.28	0.23	0.27	0.26
Plant inlet natural gas volumes (Bcf/d)	0.48	0.46	0.49	0.46	0.47	0.43	0.40	0.46	0.43
NGL production (Mbbls/d)	31	31	26	26	28	28	24	28	27
NGL equity sales (Mbbls/d)	7	7	4	5	6	7	5	6	6
Crude oil transportation volumes (Mbbls/d)	110	124	125	118	119	119	111	134	121
Non-consolidated (5)
Gathering volumes (Bcf/d)	0.39	0.37	0.41	0.42	0.40	0.36	0.30	0.36	0.34
Plant inlet natural gas volumes (Bcf/d)	0.38	0.37	0.41	0.42	0.40	0.36	0.30	0.36	0.34
NGL production (Mbbls/d)	28	26	29	29	28	28	21	30	26
NGL equity sales (Mbbls/d)	8	6	7	10	8	8	3	8	7

(1) Excludes certain amounts associated with revenues and operating costs for tracked or reimbursable charges.
(2) Tbtu converted to MMdth at one trillion British thermal units = one million dekatherms.
(3) Includes 100% of the volumes associated with the MountainWest Acquisition transmission assets after the purchase on February 14, 2023, including 100% of the volumes associated with the operated equity-method investment White River Hub, LLC. Average volumes were calculated over the period owned.
(4) Excludes volumes associated with equity-method investments that are not consolidated in our results.
(5) Includes 100% of the volumes associated with operated equity-method investments, including Discovery Producer Services.

Northeast G&P
(UNAUDITED)
	2022					2023
(Dollars in millions)	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	Year	1st Qtr	2nd Qtr	3rd Qtr	Year
Gathering, processing, transportation, and fractionation revenues	$323	$350	$354	$368	$1,395	$391	$431	$417	$1,239
Other fee revenues (1)	27	27	27	46	127	32	27	27	86
Commodity margins	6	1	3	—	10	5	(1)	7	11
Operating and administrative costs (1)	(85)	(102)	(101)	(97)	(385)	(101)	(101)	(115)	(317)
Other segment income (expenses) - net	(3)	—	(1)	(1)	(5)	—	—	(1)	(1)
Proportional Modified EBITDA of equity-method investments	150	174	182	148	654	143	159	119	421
Modified EBITDA	418	450	464	464	1,796	470	515	454	1,439
Our share of accrual for loss contingency at Aux Sable Liquid Products LP	—	—	—	—	—	—	—	31	31
Adjusted EBITDA	$418	$450	$464	$464	$1,796	$470	$515	$485	$1,470

Statistics for Operated Assets and non-operated Blue Racer Midstream
Gathering and Processing
Consolidated (2)
Gathering volumes (Bcf/d) (3)	4.03	4.19	4.22	4.31	4.19	4.42	4.61	4.41	4.48
Plant inlet natural gas volumes (Bcf/d)	1.46	1.70	1.74	1.70	1.65	1.92	1.79	1.93	1.88
NGL production (Mbbls/d)	110	118	125	127	120	144	135	144	141
NGL equity sales (Mbbls/d)	2	1	1	1	1	1	1	—	1
Non-consolidated (4)
Gathering volumes (Bcf/d)	6.62	6.76	6.58	6.48	6.61	6.97	7.03	6.83	6.94
Plant inlet natural gas volumes (Bcf/d)	0.66	0.76	0.66	0.77	0.71	0.77	0.93	0.99	0.90
NGL production (Mbbls/d)	50	53	45	56	51	54	64	71	63
NGL equity sales (Mbbls/d)	4	3	2	2	3	4	5	4	4

(1) Excludes certain amounts associated with revenues and operating costs for reimbursable charges.
(2) Includes volumes associated with Susquehanna Supply Hub, the Northeast JV, and Utica Supply Hub, all of which are consolidated.
(3) 1st Qtr 2023 and 2nd Qtr 2023 volumes have been revised for a correction.
(4) Includes 100% of the volumes associated with operated equity-method investments, including the Laurel Mountain Midstream partnership; and the Bradford Supply Hub and the Marcellus South Supply Hub within the Appalachia Midstream Services partnership. Also, all periods include non-operated Blue Racer Midstream.

West
(UNAUDITED)
	2022					2023
(Dollars in millions)	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	Year	1st Qtr	2nd Qtr	3rd Qtr	Year
Net gathering, processing, transportation, storage, and fractionation revenues	$317	$360	$397	$401	$1,475	$382	$373	$371	$1,126
Other fee revenues (1)	6	6	6	5	23	5	7	4	16
Commodity margins	23	25	27	27	102	(24)	18	21	15
Operating and administrative costs (1)	(112)	(133)	(128)	(133)	(506)	(115)	(122)	(122)	(359)
Other segment income (expenses) - net	(1)	(1)	(6)	(7)	(15)	23	(7)	(4)	12
Proportional Modified EBITDA of equity-method investments	27	31	41	33	132	33	43	45	121
Modified EBITDA	260	288	337	326	1,211	304	312	315	931
Adjustments	—	8	—	—	8	(18)	—	—	(18)
Adjusted EBITDA	$260	$296	$337	$326	$1,219	$286	$312	$315	$913

Statistics for Operated Assets
Gathering and Processing
Consolidated (2)
Gathering volumes (Bcf/d) (3)	3.47	5.14	5.20	5.50	5.19	5.47	5.51	5.60	5.52
Plant inlet natural gas volumes (Bcf/d)	1.13	1.14	1.21	1.10	1.15	0.92	1.06	1.12	1.04
NGL production (Mbbls/d)	47	49	45	32	43	25	40	61	42
NGL equity sales (Mbbls/d)	17	18	13	7	14	6	16	22	15
Non-consolidated (4)
Gathering volumes (Bcf/d)	0.28	0.28	0.29	0.29	0.29	0.32	0.33	0.33	0.33
Plant inlet natural gas volumes (Bcf/d)	0.27	0.28	0.29	0.29	0.28	0.32	0.32	0.32	0.32
NGL production (Mbbls/d)	31	32	34	32	33	37	38	38	38
NGL and Crude Oil Transportation volumes (Mbbls/d) (5)	132	162	189	151	158	161	217	244	208

(1) Excludes certain amounts associated with revenues and operating costs for reimbursable charges.
(2) Excludes volumes associated with equity-method investments that are not consolidated in our results.
(3) Includes 100% of the volumes associated with the Trace Acquisition gathering assets after the purchase on April 29, 2022. Average volumes were calculated over the period owned.
(4) Includes 100% of the volumes associated with operated equity-method investments, including Rocky Mountain Midstream.
(5) Includes 100% of the volumes associated with operated equity-method investments, including Overland Pass Pipeline Company and Rocky Mountain Midstream as well as volumes for our consolidated Bluestem pipeline.

Gas & NGL Marketing Services
(UNAUDITED)
	2022					2023
(Dollars in millions)	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	Year	1st Qtr	2nd Qtr	3rd Qtr	Year
Commodity margins	$100	$23	$39	$161	$323	$265	$(2)	$38	$301
Other fee revenues	1	—	1	1	3	1	—	—	1
Net unrealized gain (loss) from derivative instruments	(57)	(288)	5	66	(274)	333	94	24	451
Operating and administrative costs	(31)	(23)	(24)	(18)	(96)	(32)	(24)	(19)	(75)
Other segment income (expenses) - net	—	6	(1)	(1)	4	—	—	—	—
Modified EBITDA	13	(282)	20	209	(40)	567	68	43	678
Adjustments	52	288	18	(60)	298	(336)	(84)	(27)	(447)
Adjusted EBITDA	$65	$6	$38	$149	$258	$231	$(16)	$16	$231

Statistics
Product Sales Volumes
Natural Gas (Bcf/d)	7.96	6.66	7.11	7.05	7.20	7.24	6.56	7.31	7.04
NGLs (Mbbls/d)	246	234	267	254	250	234	239	245	239

Other
(UNAUDITED)
	2022					2023
(Dollars in millions)	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	Year	1st Qtr	2nd Qtr	3rd Qtr	Year
Service revenues	$9	$7	$6	$2	$24	$3	$5	$4	$12
Net realized product sales	96	142	180	184	602	120	97	127	344
Net unrealized gain (loss) from derivative instruments	(66)	47	29	15	25	(6)	(11)	(1)	(18)
Operating and administrative costs	(33)	(57)	(62)	(59)	(211)	(48)	(54)	(58)	(160)
Other segment income (expenses) - net	(1)	—	(13)	8	(6)	5	5	10	20
Proportional Modified EBITDA of equity-method investments	—	—	—	—	—	—	(1)	(1)	(2)
Modified EBITDA	5	139	140	150	434	74	41	81	196
Adjustments	66	(47)	(13)	(15)	(9)	6	11	1	18
Adjusted EBITDA	$71	$92	$127	$135	$425	$80	$52	$82	$214

Statistics
Net Product Sales Volumes
Natural Gas (Bcf/d)	0.12	0.19	0.27	0.31	0.22	0.26	0.29	0.31	0.28
NGLs (Mbbls/d)	7	7	8	7	7	3	6	9	6
Crude Oil (Mbbls/d)	2	3	2	2	2	1	3	5	3

Capital Expenditures and Investments
(UNAUDITED)
	2022					2023
(Dollars in millions)	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	Year	1st Qtr	2nd Qtr	3rd Qtr	Year

Capital expenditures:
Transmission & Gulf of Mexico	$125	$129	$637	$358	$1,249	$205	$263	$382	$850
Northeast G&P	40	30	52	92	214	99	74	115	288
West	61	82	94	226	463	169	197	141	507
Other	65	74	58	130	327	72	76	52	200
Total (1)	$291	$315	$841	$806	$2,253	$545	$610	$690	$1,845

Purchases of and contributions to equity-method investments:
Transmission & Gulf of Mexico	$16	$26	$11	$17	$70	$8	$18	$6	$32
Northeast G&P	32	18	28	8	86	31	12	4	47
West	—	—	—	—	—	—	—	1	1
Other	8	—	1	1	10	—	—	—	—
Total	$56	$44	$40	$26	$166	$39	$30	$11	$80

Summary:
Transmission & Gulf of Mexico	$141	$155	$648	$375	$1,319	$213	$281	$388	$882
Northeast G&P	72	48	80	100	300	130	86	119	335
West	61	82	94	226	463	169	197	142	508
Other	73	74	59	131	337	72	76	52	200
Total	$347	$359	$881	$832	$2,419	$584	$640	$701	$1,925

Capital investments:
Increases to property, plant, and equipment	$260	$382	$907	$845	$2,394	$484	$684	$792	$1,960
Purchases of businesses, net of cash acquired	—	933	—	—	933	1,056	(3)	(29)	1,024
Purchases of and contributions to equity-method investments	56	44	40	26	166	39	30	11	80
Purchases of other long-term investments	—	3	3	5	11	2	1	2	5
Total	$316	$1,362	$950	$876	$3,504	$1,581	$712	$776	$3,069

(1) Increases to property, plant, and equipment	$260	$382	$907	$845	$2,394	$484	$684	$792	$1,960
Changes in related accounts payable and accrued liabilities	31	(67)	(66)	(39)	(141)	61	(74)	(102)	(115)
Capital expenditures	$291	$315	$841	$806	$2,253	$545	$610	$690	$1,845

Contributions from noncontrolling interests	$3	$5	$7	$3	$18	$3	$15	$—	$18
Contributions in aid of construction	$(3)	$9	$2	$4	$12	$11	$7	$2	$20
Proceeds from sale of business	$—	$—	$—	$—	$—	$—	$—	$348	$348
Proceeds from disposition of equity-method investments	$—	$—	$7	$—	$7	$—	$—	$—	$—

Non-GAAP Measures
This news release and accompanying materials may include certain financial measures – adjusted EBITDA, adjusted income (“earnings”), adjusted earnings per share, available funds from operations and dividend coverage ratio – that are non-GAAP financial measures as defined under the rules of the SEC.

Our segment performance measure, modified EBITDA, is defined as net income (loss) before income (loss) from discontinued operations, income tax expense, net interest expense, equity earnings from equity-method investments, other net investing income, impairments of equity investments and goodwill, depreciation and amortization expense, and accretion expense associated with asset retirement obligations for nonregulated operations. We also add our proportional ownership share (based on ownership interest) of modified EBITDA of equity-method investments.

Adjusted EBITDA further excludes items of income or loss that we characterize as unrepresentative of our ongoing operations. Such items are excluded from net income to determine adjusted income and adjusted earnings per share. Management believes this measure provides investors meaningful insight into results from ongoing operations.

Available funds from operations (AFFO) is defined as cash flow from operations excluding the effect of changes in working capital and certain other changes in noncurrent assets and liabilities, reduced by preferred dividends and net distributions to noncontrolling interests. AFFO may be adjusted to exclude certain items that we characterize as unrepresentative of our ongoing operations.

This news release is accompanied by a reconciliation of these non-GAAP financial measures to their nearest GAAP financial measures. Management uses these financial measures because they are accepted financial indicators used by investors to compare company performance. In addition, management believes that these measures provide investors an enhanced perspective of the operating performance of assets and the cash that the business is generating.

Neither adjusted EBITDA, adjusted income, nor available funds from operations are intended to represent cash flows for the period, nor are they presented as an alternative to net income or cash flow from operations. They should not be considered in isolation or as substitutes for a measure of performance prepared in accordance with United States generally accepted accounting principles.

Reconciliation of Income (Loss) from Continuing Operations Attributable to The Williams Companies, Inc. to Non-GAAP Adjusted Income
(UNAUDITED)
	2022					2023
(Dollars in millions, except per-share amounts)	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	Year	1st Qtr	2nd Qtr	3rd Qtr	Year

Income (loss) from continuing operations attributable to The Williams Companies, Inc. available to common stockholders	$379	$400	$599	$668	$2,046	$926	$547	$654	$2,127

Income (loss) from continuing operations - diluted earnings (loss) per common share (1)	$.31	$.33	$.49	$.55	$1.67	$.76	$.45	$.54	$1.74
Adjustments:
Transmission & Gulf of Mexico
Loss related to Eminence storage cavern abandonments and monitoring	$—	$—	$19	$12	$31	$—	$—	$—	$—
Regulatory liability charges associated with decrease in Transco’s estimated deferred state income tax rate	—	—	15	—	15	—	—	—	—
Net unrealized (gain) loss from derivative instruments	—	—	(1)	1	—	—	—	—	—
MountainWest acquisition and transition-related costs	—	—	—	—	—	13	17	3	33
Gain on sale of business	—	—	—	—	—	—	—	(130)	(130)
Total Transmission & Gulf of Mexico adjustments	—	—	33	13	46	13	17	(127)	(97)
Northeast G&P
Our share of accrual for loss contingency at Aux Sable Liquid Products LP	—	—	—	—	—	—	—	31	31
Total Northeast G&P adjustments	—	—	—	—	—	—	—	31	31
West
Trace acquisition costs	—	8	—	—	8	—	—	—	—
Gain from contract settlement	—	—	—	—	—	(18)	—	—	(18)
Total West adjustments	—	8	—	—	8	(18)	—	—	(18)
Gas & NGL Marketing Services
Amortization of purchase accounting inventory fair value adjustment	15	—	—	—	15	—	—	—	—
Impact of volatility on NGL linefill transactions	(20)	—	23	6	9	(3)	10	(3)	4
Net unrealized (gain) loss from derivative instruments	57	288	(5)	(66)	274	(333)	(94)	(24)	(451)
Total Gas & NGL Marketing Services adjustments	52	288	18	(60)	298	(336)	(84)	(27)	(447)
Other
Regulatory liability charge associated with decrease in Transco’s estimated deferred state income tax rate	—	—	5	—	5	—	—	—	—
Net unrealized (gain) loss from derivative instruments	66	(47)	(29)	(15)	(25)	6	11	1	18
Accrual for loss contingencies	—	—	11	—	11	—	—	—	—
Total Other adjustments	66	(47)	(13)	(15)	(9)	6	11	1	18
Adjustments included in Modified EBITDA	118	249	38	(62)	343	(335)	(56)	(122)	(513)
Adjustments below Modified EBITDA
Amortization of intangible assets from Sequent acquisition	42	41	42	42	167	15	14	15	44
Depreciation adjustment related to Eminence storage cavern abandonments	—	—	(1)	—	(1)	—	—	—	—
	42	41	41	42	166	15	14	15	44
Total adjustments	160	290	79	(20)	509	(320)	(42)	(107)	(469)
Less tax effect for above items	(40)	(72)	(17)	5	(124)	78	10	25	113
Adjustments for tax-related items (2)	—	(134)	(69)	—	(203)	—	—	(25)	(25)
Adjusted income from continuing operations available to common stockholders	$499	$484	$592	$653	$2,228	$684	$515	$547	$1,746
Adjusted income from continuing operations - diluted earnings per common share (1)	$.41	$.40	$.48	$.53	$1.82	$.56	$.42	$.45	$1.43
Weighted-average shares - diluted (thousands)	1,221,279	1,222,694	1,222,472	1,224,212	1,222,672	1,225,781	1,219,915	1,220,073	1,222,650
(1) The sum of earnings per share for the quarters may not equal the total earnings per share for the year due to changes in the weighted-average number of common shares outstanding.
(2) The second quarter of 2022 includes adjustments for the reversal of valuation allowance due to the expected utilization of certain deferred income tax assets and previously unrecognized tax benefits from the resolution of certain federal income tax audits. The third quarter of 2022 includes an unfavorable adjustment to reverse the net benefit primarily associated with a significant decrease in our estimated deferred state income tax rate, partially offset by an unfavorable revision to a state net operating loss carryforward. The third quarter of 2023 includes an adjustment associated with a further decrease in our estimated deferred state income tax rate.

Reconciliation of "Net Income (Loss)" to “Modified EBITDA” and Non-GAAP “Adjusted EBITDA”
(UNAUDITED)
	2022					2023
(Dollars in millions)	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	Year	1st Qtr	2nd Qtr	3rd Qtr	Year

Net income (loss)	$392	$407	$621	$697	$2,117	$957	$494	$684	$2,135
Provision (benefit) for income taxes	118	(45)	96	256	425	284	175	176	635
Interest expense	286	281	291	289	1,147	294	306	314	914
Equity (earnings) losses	(136)	(163)	(193)	(145)	(637)	(147)	(160)	(127)	(434)
Other investing (income) loss - net	(1)	(2)	(1)	(12)	(16)	(8)	(13)	(24)	(45)
Proportional Modified EBITDA of equity-method investments	225	250	273	231	979	229	249	215	693
Depreciation and amortization expenses	498	506	500	505	2,009	506	515	521	1,542
Accretion expense associated with asset retirement obligations for nonregulated operations	11	13	12	15	51	15	14	14	43
(Income) loss from discontinued operations, net of tax	—	—	—	—	—	—	87	1	88
Modified EBITDA	$1,393	$1,247	$1,599	$1,836	$6,075	$2,130	$1,667	$1,774	$5,571

Transmission & Gulf of Mexico	$697	$652	$638	$687	$2,674	$715	$731	$881	$2,327
Northeast G&P	418	450	464	464	1,796	470	515	454	1,439
West	260	288	337	326	1,211	304	312	315	931
Gas & NGL Marketing Services	13	(282)	20	209	(40)	567	68	43	678
Other	5	139	140	150	434	74	41	81	196
Total Modified EBITDA	$1,393	$1,247	$1,599	$1,836	$6,075	$2,130	$1,667	$1,774	$5,571

Adjustments (1):
Transmission & Gulf of Mexico	$—	$—	$33	$13	$46	$13	$17	$(127)	$(97)
Northeast G&P	—	—	—	—	—	—	—	31	31
West	—	8	—	—	8	(18)	—	—	(18)
Gas & NGL Marketing Services	52	288	18	(60)	298	(336)	(84)	(27)	(447)
Other	66	(47)	(13)	(15)	(9)	6	11	1	18
Total Adjustments	$118	$249	$38	$(62)	$343	$(335)	$(56)	$(122)	$(513)

Adjusted EBITDA:
Transmission & Gulf of Mexico	$697	$652	$671	$700	$2,720	$728	$748	$754	$2,230
Northeast G&P	418	450	464	464	1,796	470	515	485	1,470
West	260	296	337	326	1,219	286	312	315	913
Gas & NGL Marketing Services	65	6	38	149	258	231	(16)	16	231
Other	71	92	127	135	425	80	52	82	214
Total Adjusted EBITDA	$1,511	$1,496	$1,637	$1,774	$6,418	$1,795	$1,611	$1,652	$5,058

(1) Adjustments by segment are detailed in the "Reconciliation of Income (Loss) from Continuing Operations Attributable to The Williams Companies, Inc. to Non-GAAP Adjusted Income," which is also included in these materials.

Reconciliation of Cash Flow from Operating Activities to Non-GAAP Available Funds from Operations (AFFO)
(UNAUDITED)
	2022					2023
(Dollars in millions, except coverage ratios)	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	Year	1st Qtr	2nd Qtr	3rd Qtr	Year

Net cash provided (used) by operating activities	$1,082	$1,098	$1,490	$1,219	$4,889	$1,514	$1,377	$1,234	$4,125
Exclude: Cash (provided) used by changes in:
Accounts receivable	3	794	(125)	61	733	(1,269)	(154)	128	(1,295)
Inventories, including write-downs	(178)	177	77	(127)	(51)	(45)	(19)	7	(57)
Other current assets and deferred charges	65	(50)	47	(29)	33	4	(28)	29	5
Accounts payable	138	(828)	(53)	333	(410)	1,017	203	(148)	1,072
Accrued and other current liabilities	149	(125)	(191)	(42)	(209)	318	(246)	42	114
Changes in current and noncurrent derivative assets and liabilities	(101)	52	(37)	(8)	(94)	(82)	(37)	(53)	(172)
Other, including changes in noncurrent assets and liabilities	67	65	73	11	216	40	47	53	140
Preferred dividends paid	(1)	—	(1)	(1)	(3)	(1)	—	(1)	(2)
Dividends and distributions paid to noncontrolling interests	(37)	(58)	(46)	(63)	(204)	(54)	(58)	(62)	(174)
Contributions from noncontrolling interests	3	5	7	3	18	3	15	—	18
Adjustment to exclude litigation-related charges in discontinued operations	—	—	—	—	—	—	115	1	116
Available funds from operations	$1,190	$1,130	$1,241	$1,357	$4,918	$1,445	$1,215	$1,230	$3,890

Common dividends paid	$518	$517	$518	$518	$2,071	$546	$545	$544	$1,635

Coverage ratio:
Available funds from operations divided by Common dividends paid	2.30	2.19	2.40	2.62	2.37	2.65	2.23	2.26	2.38

Reconciliation of Net Income (Loss) from Continuing Operations to Modified EBITDA, Non-GAAP Adjusted EBITDA and Cash Flow from Operating Activities to Non-GAAP Available Funds from Operations (AFFO)

	2023 Guidance
(Dollars in millions, except per-share amounts and coverage ratio)	Low	Mid	High

Net income (loss) from continuing operations	$2,675	$2,750	$2,825
Provision (benefit) for income taxes	800	825	850
Interest expense		1,225
Equity (earnings) losses		(590)
Proportional Modified EBITDA of equity-method investments		945
Depreciation and amortization expenses and accretion for asset retirement obligations associated with nonregulated operations		2,110
Other		(52)
Modified EBITDA	$7,113	$7,213	$7,313
EBITDA Adjustments		(513)
Adjusted EBITDA	$6,600	$6,700	$6,800

Net income (loss) from continuing operations	$2,675	$2,750	$2,825
Less: Net income (loss) attributable to noncontrolling interests & preferred dividends		130
Net income (loss) from continuing operations attributable to The Williams Companies, Inc. available to common stockholders	$2,545	$2,620	$2,695

Adjustments:
Adjustments included in Modified EBITDA (1)		(513)
Adjustments below Modified EBITDA (2)		59
Allocation of adjustments to noncontrolling interests		—
Total adjustments		(454)
Less tax effect for above items (3)		84
Adjusted income from continuing operations available to common stockholders	$2,175	$2,250	$2,325
Adjusted income from continuing operations - diluted earnings per common share	$1.78	$1.84	$1.90
Weighted-average shares - diluted (millions)		1,222

Available Funds from Operations (AFFO):
Net cash provided by operating activities (net of changes in working capital, changes in current and noncurrent derivative assets and liabilities, and changes in other, including changes in noncurrent assets and liabilities)	$5,075	$5,175	$5,275
Preferred dividends paid		(3)
Dividends and distributions paid to noncontrolling interests		(210)
Contributions from noncontrolling interests		22
Adjustment to exclude litigation-related charges in discontinued operations		116
Available funds from operations (AFFO)	$5,000	$5,100	$5,200
AFFO per common share	$4.09	$4.17	$4.26
Common dividends paid		$2,180
Coverage Ratio (AFFO/Common dividends paid)	2.29x	2.34x	2.39x

(1) 1Q, 2Q and 3Q adjustments of ($513) million as shown in the "Reconciliation of Income/(Loss) from Continuing Operations Attributable to The Williams Companies, Inc. to Non-GAAP Adjusted Income"
(2) Includes 1Q, 2Q and 3Q amortization of intangible assets from Sequent acquisition of $44 million and 4Q amortization of $15 million
(3) Includes 1Q, 2Q and 3Q tax on adjustments of $113 million, 3Q adjustment associated with a further decrease in our estimated deferred state income tax rate of ($25) million, and 4Q tax on adjustments of ($4) million

Forward-Looking Statements
The reports, filings, and other public announcements of The Williams Companies, Inc. (Williams) may contain or incorporate by reference statements that do not directly or exclusively relate to historical facts. Such statements are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (Securities Act), and Section 21E of the Securities Exchange Act of 1934, as amended (Exchange Act). These forward-looking statements relate to anticipated financial performance, management’s plans and objectives for future operations, business prospects, outcome of regulatory proceedings, market conditions, and other matters. We make these forward-looking statements in reliance on the safe harbor protections provided under the Private Securities Litigation Reform Act of 1995.

All statements, other than statements of historical facts, included in this report that address activities, events, or developments that we expect, believe, or anticipate will exist or may occur in the future, are forward-looking statements. Forward-looking statements can be identified by various forms of words such as “anticipates,” “believes,” “seeks,” “could,” “may,” “should,” “continues,” “estimates,” “expects,” “forecasts,” “intends,” “might,” “goals,” “objectives,” “targets,” “planned,” “potential,” “projects,” “scheduled,” “will,” “assumes,” “guidance,” “outlook,” “in-service date,” or other similar expressions. These forward-looking statements are based on management’s beliefs and assumptions and on information currently available to management and include, among others, statements regarding:

•Levels of dividends to Williams stockholders;

•Future credit ratings of Williams and its affiliates;

•Amounts and nature of future capital expenditures;

•Expansion and growth of our business and operations;

•Expected in-service dates for capital projects;

•Financial condition and liquidity;

•Business strategy;

•Cash flow from operations or results of operations;

•Seasonality of certain business components;

•Natural gas, natural gas liquids and crude oil prices, supply, and demand;

•Demand for our services;

Forward-looking statements are based on numerous assumptions, uncertainties, and risks that could cause future events or results to be materially different from those stated or implied in this report. Many of the factors that will determine these results are beyond our ability to control or predict. Specific factors that could cause actual results to differ from results contemplated by the forward-looking statements include, among others, the following:

•Availability of supplies, market demand, and volatility of prices;

•Development and rate of adoption of alternative energy sources;

•The impact of existing and future laws and regulations, the regulatory environment, environmental matters, and litigation, as well as our ability to obtain necessary permits and approvals, and achieve favorable rate proceeding outcomes;

•Our exposure to the credit risk of our customers and counterparties;

•Our ability to acquire new businesses and assets and successfully integrate those operations and assets into existing businesses as well as successfully expand our facilities, and to consummate asset sales on acceptable terms;

•Whether we are able to successfully identify, evaluate, and timely execute our capital projects and investment opportunities;

•The strength and financial resources of our competitors and the effects of competition;

•The amount of cash distributions from and capital requirements of our investments and joint ventures in which we participate;

•Whether we will be able to effectively execute our financing plan;

•Increasing scrutiny and changing expectations from stakeholders with respect to our environmental, social, and governance practices;

•The physical and financial risks associated with climate change;

•The impacts of operational and developmental hazards and unforeseen interruptions;

•The risks resulting from outbreaks or other public health crises, including COVID-19;

•Risks associated with weather and natural phenomena, including climate conditions and physical damage to our facilities;

•Acts of terrorism, cybersecurity incidents, and related disruptions;

•Our costs and funding obligations for defined benefit pension plans and other postretirement benefit plans;

•Changes in maintenance and construction costs, as well as our ability to obtain sufficient construction-related inputs, including skilled labor;

•Inflation, interest rates, and general economic conditions (including future disruptions and volatility in the global credit markets and the impact of these events on customers and suppliers);

•Risks related to financing, including restrictions stemming from debt agreements, future changes in credit ratings as determined by nationally recognized credit rating agencies, and the availability and cost of capital;

•The ability of the members of the Organization of Petroleum Exporting Countries and other oil exporting nations to agree to and maintain oil price and production controls and the impact on domestic production;

•Changes in the current geopolitical situation, including the Russian invasion of Ukraine and the developing conflict between Israel and Hamas;

•Changes in U.S. governmental administration and policies;

•Whether we are able to pay current and expected levels of dividends;

•Additional risks described in our filings with the Securities and Exchange Commission (SEC).

Given the uncertainties and risk factors that could cause our actual results to differ materially from those contained in any forward-looking statement, we caution investors not to unduly rely on our forward-looking statements. We disclaim any obligations to, and do not intend to, update the above list or announce publicly the result of any revisions to any of the forward-looking statements to reflect future events or developments.
In addition to causing our actual results to differ, the factors listed above and referred to below may cause our intentions to change from those statements of intention set forth in this report. Such changes in our intentions may also cause our results to differ. We may change our intentions, at any time and without notice, based upon changes in such factors, our assumptions, or otherwise.
Because forward-looking statements involve risks and uncertainties, we caution that there are important factors, in addition to those listed above, that may cause actual results to differ materially from those contained in the forward-looking statements. For a detailed discussion of those factors, see Part I, Item 1A. Risk Factors in our Annual Report on Form 10-K for the year ended December 31, 2022, as filed with the SEC on February 27, 2023, as may be supplemented by disclosures in Part II, Item 1A. Risk Factors in subsequent Quarterly Reports on Form 10-Q.

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